Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. ANNOUNCES NOTICE FROM NASDAQ

Springfield, MO, May 19, 2009 — O’Reilly Automotive, Inc. (“O’Reilly” or the “Company”) (Nasdaq: ORLY) today announced that it received a written notification from the staff at The NASDAQ Stock Market (“Nasdaq”) that as a result of the death on May 8, 2009 of Joseph C. Greene, an independent director and Chairman of the Company’s Corporate Governance/Nominating Committee, the Company’s board of directors is no longer comprised of a majority of independent directors as required by Nasdaq Listing Rule 5605. The Company currently has eight (8) directors, only four (4) of which qualify as independent directors. In accordance with Nasdaq Listing Rule 5605(b)(1)(A), the Company has a “cure period” of until the next annual shareholders’ meeting or May 8, 2010 to regain compliance.

The board of directors has selected Paul R. Lederer, an existing independent director, to fill Mr. Greene’s position as Chairman of the Corporate Governance/Nominating Committee. The board intends to identify candidates to replace Mr. Greene and appoint a new director who satisfies the independence requirements of the Nasdaq Listing Rules prior to the expiration of the cure period.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O’Reilly family, the Company operated 3,337 stores in 38 states as of March 31, 2009.

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses including the acquisition of CSK, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the Risk Factors sections of the Company’s Form 10-K for the year ended December 31, 2008, for additional factors that could materially affect the Company’s financial performance.

For further information contact:	Investor & Media Contacts
Mark Merz (417) 829-5878 or
Ashley Clark (417) 874-7249